ARTICLES OF INCORPORATION
                                  OF
                   INNOVATIVE COATINGS CORPORATION

                                 I.

The name of the Corporation is Innovative Coatings Corporation.

                                II.

The Corporation is organized pursuant to the provisions of the Georgia Business Corporation.

                                III.

The Corporation has perpetual duration.

                                IV.

The Corporation is organized for profit and for all lawful purpose or purposes not specifically prohibited to corporations under the laws of the State of Georgia.

                                 V.

The Corporation has authority to issue not more than 10,000,000 shares of common stock having a par value of $.01 per share.

                                VI.

Except as otherwise provided in these Articles of Incorporation and the Corporation Bylaws, the holder of Company common shares shall have exclusive voting rights and powers including the exclusive rights to notice of shareholder's meetings.

                               VII.

The Board of Directors of the Corporation may, from time to time at its Discretion, distribute a portion of its assets to the shareholders out of the capital surplus of the Corporation.

                               VIII.

The Corporation may upon the adoption of a resolution by its Board of Directors purchase its own shares of stock to the extent of unreserved and unrestricted capital surplus available.

                                IX.

The Corporation shall not commence business until it has received not less than $500 in payment for the issuance of shares.

                                X.

The shareholders of the Corporation shall have preemptive rights to acquire any unissued shares of the Corporation.

                                XI.

The street address of the mutual registered office of the corporation is 3064 Intrepid Wake, Marietta, Cobb County, Georgia 30062, and the mutual registered agent of the corporation at such address is Jerry Phillips.

                               XII.

The mutual address of the incorporator is Jerry Phillips, 3064 Intrepid Wake, Marietta, Georgia 30062.

                              XIII.

The mailing address of the initial principal office of the corporation is 3OO64 Intrepid Wake, Marietta, Georgia 30062.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation.

          This 4th day of August, 1997.

                                                 Incorporator

                                                 /s/ Jerry Phillips
                                                     Jerry Phillips